Sub-Item 77Q2

Nuveen Insured New York Tax-
Free Advantage Municipal Fund
333-100324
811-21211


Based on a review of the SEC
Forms 3, 4 and 5 furnished
to the Fund, the Fund believes that
all Section 16(a)
filing requirements applicable to
the Funds officers
and directors, investment adviser
and affiliated
persons of the investment adviser
were complied with,
except that the initial affiliation
report on behalf
of the adviser listed below was
amended
on October 18, 2004, accession
number 0001189642-04-000584.

There are no greater than ten
-percent
shareholders of the Fund.

ADVISER:

Nuveen Advisory Corp.